EXHIBIT A

TO LETTER AGREEMENT DATED JULY 24, 2002

REGARDING DELEGATED ANTI-MONEY LAUNDERING DUTIES

As Amended as of October 1, 2003

With respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

•	Implement procedures to obtain the information (collectively “Data Elements”) for each new “Customer,” as defined in 31 CFR 103.131, required from time to time by 31 CFR 103.131 or any successor regulation to CFR 103.131.

•	Use collected Data Elements with a view to verifying the identity of each new Customer promptly before or after the Transfer Agent opens each corresponding new account for a Customer with the Fund (or as the Fund from time to time directs). Verification methods may consist of non-documentary methods (for which the Transfer Agent or its agent may use unaffiliated information vendors to assist with such verifications) and documentary methods as permitted by 31 CFR 103.131(b)) and may include procedures under which personnel of the Transfer agent or its agent perform enhanced due diligence to verify the identities of Customers whose identities were not successfully verified through the first-level verification process(es).

•	Record the Data Elements and maintain records relating to verification of identities of new Customers consistent with 31 CFR 103.131(b)(3).

•	Implement procedures for determining whether a new Customer appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency consistent with 31 CFR 103.131(b)(4) or such other lists or databases of trade restricted individuals or entities as may be required from time to time by applicable regulatory authorities.

•	Obtain authorization from the Fund ‘s Compliance Officer, and if Transfer Agent is unable to reach the Fund’s Compliance Officer, Transfer Agent may obtain authorization from its usual Fund contact before opening a shareholder account in the name of a non-U.S. domiciled person or entity.

•	Adhere to the Fund’s policies regarding non-acceptance of cash or cash equivalents for the purchase of shares as described in the Fund’s current prospectus or AML Program, as furnished to the Transfer Agent by the Fund from time to time.

•	Submit special payee checks through the Office of Foreign Assets Control (“OFAC”) database.

•	Review redemption transactions that occur within 30 days of account establishment or maintenance.

•	Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent.

•	Review accounts with small balances followed by large purchases.

•	Review accounts with frequent activity within a specified date range followed by a large redemption.

•	On a daily basis, review purchase and redemption activity per tax identification number (“TIN”) within the Funds to determine if activity for that TIN exceeded the $100,000 threshold on any given day.

•	Compare all new accounts and registration maintenance through the Known Offenders database and notify the Fund of any match.

•	Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file IRS Form 8300 and issue the shareholder notices required by the IRS.

•	Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR. Provide the Fund with a copy of the SAR within a reasonable time after filing; notify the Fund if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR.

•	Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) Sec. 314(a). Provide the Fund with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames.

The Transfer Agent shall report to the Fund no less frequently than quarterly as to its performance of the above duties and the number of “matches” or reportable activities identified.

The Transfer Agent will not accept as payment for any Fund shares any wire transfer from, nor any check drawn on, any bank not organized in the United States (except for wires received from a non-US bank via a US correspondent bank).

In the event that the Transfer Agent detects suspicious activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC or other regulatory agency, then the Transfer Agent shall also immediately notify the Fund unless prohibited by applicable Law.

ARTISAN FUNDS, INC.		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Janet D. Olsen	By:	/s/ Joseph L. Hooley
Janet D. Olsen, General Counsel		Joseph L. Hooley, Executive Vice President

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